Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HOME FEDERAL BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2013

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of Home Federal Bancorp, Inc., we cordially invite you to attend the annual meeting of stockholders.  The meeting will be held at 3:00 p.m., local time, on Friday, May 24, 2013 at the Silverstone Corporate Plaza, 3405 East Overland Road, Meridian, Idaho.

The matters expected to be acted upon at the meeting are described in the attached proxy statement.  In addition, we will report on our progress during the past year and address your questions and comments.

We encourage you to attend the meeting in person.  Whether or not you plan to attend, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible, or vote by telephone or over the Internet.  This will save us  the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.

Your Board of Directors and management are committed to the continued success of Home Federal Bancorp, Inc., and the enhancement of your investment.  As President and Chief Executive Officer, I want to express my appreciation for your confidence and support.

Sincerely,

/s/ Len E. Williams

Len E. Williams President and Chief Executive Officer

HOME FEDERAL BANCORP, INC.
500 12TH AVENUE SOUTH
NAMPA, IDAHO 83651
(208) 466-4634

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2013

Notice is hereby given that the annual meeting of stockholders of Home Federal Bancorp, Inc. will be held at the Silverstone Corporate Plaza, 3405 East Overland Road, Meridian, Idaho, on May 24, 2013, at 3:00 p.m., local time.  A proxy card and a proxy statement for the annual meeting are enclosed.

The annual meeting is for the purpose of considering and voting on the following proposals:

Proposal 1.	Election of two directors of Home Federal Bancorp, Inc., for three-year terms;

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this proxy statement;

Proposal 3.	Ratification of the appointment of Crowe Horwath LLP as Home Federal Bancorp, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Stockholders also will transact such other business as may properly come before the annual meeting, or any adjournment or postponement thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on March 28, 2013, as the record date for the annual meeting.  This means that stockholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors  or vote by telephone or over the Internet using the voting procedures described on your proxy card.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Eric S. Nadeau

Eric S. Nadeau Secretary

Nampa, Idaho
April 15, 2013

Important: Your prompt response will save us the expense of further requests for proxies to ensure a quorum at the annual meeting.  You may vote by completing, signing and mailing a proxy card.  A pre-addressed envelope is enclosed for your convenience.  No postage is required if mailed within the United States.  Alternatively, you may vote by telephone or over the Internet by following the voting procedures on the proxy card.

PROXY STATEMENT
OF
HOME FEDERAL BANCORP, INC.
500 12TH AVENUE SOUTH
NAMPA, IDAHO 83651
(208) 466-4634

ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2013

The Board of Directors of Home Federal Bancorp, Inc. is using this proxy statement to solicit proxies from our stockholders for use at the annual meeting of stockholders.  We are first mailing this proxy statement and the enclosed form of proxy to our stockholders on or about April 15, 2013.

The information provided in this proxy statement relates to Home Federal Bancorp, Inc. and its wholly-owned subsidiary, Home Federal Bank.  Home Federal Bancorp, Inc. may also be referred to as “Home Federal” or the “Company.”  References to “we,” “us” and “our” refer to Home Federal and, as the context requires, Home Federal Bank.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Friday, May 24, 2013
Time:	3:00 p.m., local time
Place:	Silverstone Corporate Plaza, 3405 East Overland Road, Meridian, Idaho

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of two directors of Home Federal for three-year terms

Proposal 2.	Advisory (non-binding) vote to approve our executive compensation as disclosed in this proxy statement; and

Proposal 3.	Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

You also will transact any other business that may properly come before the annual meeting.  As of the date of this proxy statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 24, 2013

Our proxy statement and Annual Report to Stockholders, are available at www.myhomefed.com/proxy . The following materials are available for review:

•	Proxy Statement;
•	Proxy Card;
•	Annual Report to Stockholders; and
•	Directions to attend the annual meeting, where you may vote in person.

Who is Entitled to Vote?

We have fixed the close of business on March 28, 2013, as the record date for stockholders entitled to notice of and to vote at our annual meeting.  Only holders of record of Home Federal’s common stock on that date are entitled to notice of and to vote at the annual meeting.  You are entitled to one vote for each share of Home Federal common stock you own.  On March 28, 2013, there were 14,492,288 shares of Home Federal common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all stockholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a stockholder of record if your shares of Home Federal common stock are held in your name.  If you are a beneficial owner of Home Federal common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Home Federal common stock can only be voted if the stockholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting.  You can always change your vote at the meeting if you are a stockholder of record.

Voting instructions are included on your proxy card.  Shares of Home Federal common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the stockholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of management’s director nominees, FOR advisory approval of our executive compensation as disclosed in this proxy statement and FOR ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in “Street Name” by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these matters.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the 401(k) and Employee Stock Ownership Plan Be Voted?

We maintain a 401(k) and employee stock ownership plan (“KSOP”) which owned 8.48% of Home Federal’s common stock as of March 28, 2013.  Employees of Home Federal and Home Federal Bank participate in the KSOP.  Each KSOP participant may instruct the trustee of the plan how to vote the shares of Home Federal common stock allocated to his or her account under the KSOP by completing a vote authorization form.  If a KSOP participant properly executes a vote authorization form, the KSOP trustee will vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of Home Federal common stock held by the KSOP will be voted by trustee in the same proportion as shares for which the trustee has received voting instructions.  Allocated shares for which proper voting instructions are not received will be voted by the trustee as directed by the KSOP administrator.  In order to give the trustees sufficient time to vote, all vote authorization forms from KSOP participants must be received by the transfer agent on or before May 14, 2013.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of Home Federal common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the stockholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held more than 120 days after the original record date, or a new record date for the meeting is set.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Home Federal common stock.  Accordingly, the two nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, stockholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the two nominees receiving the greatest number of votes will be elected. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Vote to Approve Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of the majority of the shares present, in person or by proxy, at the annual meeting by holders of Home Federal common stock. Abstentions will have the effect as a vote against the proposal and broker non-votes will have no effect. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve our executive compensation as disclosed in this proxy statement.

Vote Required to Approve Proposal 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, requires the affirmative vote of the majority of the shares present, in person or by proxy, at the annual meeting by holders of Home Federal common stock.  Abstentions will have the effect of a vote against the proposal.  Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the appointment of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of Home Federal in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 28, 2013, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Home Federal’s common stock other than directors and executive officers;

•	each director and director nominee of Home Federal;

•	each executive officer of Home Federal or Home Federal Bank named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Home Federal and Home Federal Bank as a group.

Persons and groups who beneficially own in excess of five percent of Home Federal’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to Home Federal, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of Home Federal’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of March 28, 2013, there were 14,492,288 shares of Home Federal common stock outstanding.

Name	Number of Shares Beneficially Owned (1)	Percent of Common Stock Outstanding

Beneficial Owners of More Than 5%

Firefly Management Partners, LP and affiliates 551 Fifth Ave., 36th Floor New York, New York 10176	1,370,547 (2)	9.46%

Home Federal 401(k) and Employee Stock Ownership Plan 500 12th Avenue South Nampa, Idaho 83651	1,229,041	8.48

Capital World Investors 333 South Hope Street Los Angeles, California 90071	1,504,249 (3)	10.38

Keeley Asset Management Corp. 111 W. Jackson Blvd., Suite 810 Chicago, Illinois 60605	1,413,025 (4)	9.75

Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02110	1,025,205 (5)	7.07

Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLP 145 Ameriprise Financial Center Minneapolis, Minnesota 55474	756,258 (6)	5.22

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	840,175 (7)	5.80

Directors

Len E. Williams (8)	358,969	2.44
Daniel L. Stevens	218,745 (9)	1.50
N. Charles Hedemark	78,457 (10)	*
Brad J. Little	19,613	*
Richard J. Navarro	39,741	*
James R. Stamey	56,145 (11)	*
Robert A. Tinstman	77,957 (12)	*

Named Executive Officers

Eric S. Nadeau	114,466	*
R. Shane Correa	30,799 (13)	*
Cindy L. Bateman	54,138	*
Mark C. Johnson	24,078	*

Directors and Executive Officers of Home Federal and Home Federal Bank as a group (11 persons)	1,073,108	7.14%
_____________
*	Less than one percent of shares outstanding.
(Footnotes continue on following page)

(1)
The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options: Mr. Williams - 204,022; Mr. Stevens - 80,364; Messrs. Hedemark, Stamey and Tinstman - 31,264; Mr. Navarro - 28,586; Mr. Little - 5,866; Mr. Nadeau - 75,847; Mr. Correa - 17,891; Ms. Bateman - 26,809; Mr. Johnson - 12,688; and all directors and officers as a group - 545,866.

(2)
Based solely on a Schedule 13G/A filed on February 14, 2013. According to this filing, Ryan Heslop, Ariel Warszawski, Firefly Value Partners, LP, FVP GP, LLC, Firefly Management Company GP, LLC and FVP Master Fund, L.P. have shared voting and dispositive power over the shares reported.

(3)
Based solely on a Schedule 13G/A filed on February 13, 2012. According to this filing, Capital World Investors has sole voting and dispositive power over the shares reported and SMALLCAP World Fund, Inc. owns more than five percent of these shares.

(4)
Based solely on a Schedule 13G/A filed on February 7, 2013. According to this filing, Keeley Asset Management Corp. has sole voting power over 1,371,080 shares and sole dispositive power over 1,413,025 shares and Keeley Small Cap Value Fund beneficially owns 1,101,500 shares..

(5)
Based solely on a Schedule 13F filed on November 14, 2011. According to this filing, Wellington Management Company, LLP has sole voting power over 936,257 shares and shared dispositive power over 1,025,205 shares.

(6)
Based solely on a Schedule 13G/A filed on February 13, 2013. According to this filing, Ameriprise Financial, Inc. and Columbia Management Investment Advisers, LLC have shared voting and dispositive power over the shares reported.

(7)
Based solely on a Schedule 13G filed on February 11, 2013. According to this filing, Dimensional Fund Advisors LP has sole voting power over 812,787 shares and sole dispositive power over 840,175 shares.

(8)	Mr. Williams is also a named executive officer.
(9)	Includes 28,400 shares held solely by his wife, all of which have been pledged.
(10)	Includes 31,609 shares held jointly with his wife.
(11)	Includes 8,860 shares held in trust.
(12)	Includes 28,400 shares held jointly with his wife.
(13)	Includes 100 shares held jointly with his wife.

The Board of Directors has adopted a stock ownership policy for directors and executive officers of Home Federal and Home Federal Bank. Directors and executive officers, including the named executive officers in this proxy statement, are required to own common stock with a value of at least $20,000 within two years of becoming a director or executive officer. Each director and executive officer is then required to be the beneficial owner of at least $20,000 of the Company’s common stock during their tenure as a director or executive officer.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors consists of seven members and is divided into three classes.  Approximately one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  The table below sets forth information regarding each director of Home Federal and each nominee for director, including his age, position and term of office.  The Corporate Governance and Nominating Committee of the Board of Directors selects nominees for election as directors.  Each of our nominees currently serves as a Home Federal director.  Each nominee has consented to being named in this proxy statement and has agreed to serve if elected.  If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends you vote “FOR” the election of James R. Stamey and Robert A. Tinstman.

Name	Age as of December 31, 2012	Position(s) Held with Home Federal and Home Federal Bank	Director Since	Term to Expire

Nominees
James R. Stamey	69	Director	2001	2016(1)
Robert A. Tinstman	66	Director	1999	2016(1)

Directors Continuing in Office

N. Charles Hedemark	70	Director	1983	2014
Len E. Williams	54	Director, President and Chief Executive Officer	2007	2014
Daniel L. Stevens	69	Chairman	1996	2015
Richard J. Navarro	60	Director	2005	2015
Brad J. Little	58	Director	2009	2015
____________
(1)	Assuming re-election.

Set forth below is the principal occupation of each nominee for director and each director continuing in office, as well as a brief description of the experience, qualifications, attributes or skills of each nominee or director that led to the conclusion that the person should serve on Home Federal’s Board of Directors.  All nominees and directors have held their present positions for at least five years unless otherwise indicated.

James R. Stamey is a retired banker, having been employed by U.S. Bank from 1985 until 2001, where he last served as President of U.S. Bank, Idaho and Executive Vice President and Manager of Corporate Banking of the Intermountain Region.  He also served as President of the Library Foundation and President of the Idaho Association of Commerce and Industry, and served on the Board of Directors for the Boise Philharmonic, the Idaho Bankers Association and the Boise Rotary Club.  Mr. Stamey serves on the Audit and Risk Management Committee and the Compensation Committee.  Mr. Stamey’s extensive banking background, particularly in the area of commercial banking, and his leadership position at a national commercial bank have been helpful in directing Home Federal through organizational change due to changes in business strategy and in executing and implementing acquisitions.

Robert A. Tinstman is a retired construction executive.  From May 2002 until May 2007, he was Executive Chairman of the James Construction Group, LLC, Baton Rouge, Louisiana, a construction company.  Prior to that, Mr. Tinstman was the sole owner and a consultant of Tinstman & Associates, Boise, Idaho, a construction consulting company, from May 1999 until May 2002.  He served as President and Chief Executive Officer of the Morrison-Knudsen Company, Boise, Idaho, an engineering, construction and mining company, from 1995 until February 1999, where he had been employed since May 1974.  Mr. Tinstman is also a director of IDACORP, Inc., Boise, Idaho, Primoris Services Corporation, and (until June 2011) CNA Surety Corporation, a Chicago, Illinois insurance agency, each of which are public companies.  Mr. Tinstman serves as Chairman of our Compensation Committee and serves on the Audit and Risk Management and Corporate Governance and Nominating committees.  He is an expert in the areas of construction and organizational development. Having been appointed the Chief Executive Officer of Morrison-Knudsen during tremendous turmoil, Mr. Tinstman brings a unique perspective of organizational leadership in a large national public company.  He has directed numerous acquisitions and divestitures and served on the board of other public companies, further deepening his competence in corporate management and business development.

N. Charles Hedemark retired as Executive Vice President and Chief Operating Officer of Intermountain Gas Company, a natural gas utility company in July 2005, after serving as an employee since 1965.  Mr. Hedemark is a graduate of The College of Idaho and the Executive Program at Stanford University.  He is a director and past Chairman of Blue Cross of Idaho, and is a director and past Chairman of the College of Western Idaho Foundation and sits on the College’s Advisory Board.  Mr. Hedemark is a past President of the Northwest Gas Association.  Mr. Hedemark serves on our Compensation and Corporate Governance and Nominating committees.  He has served as a director of Home Federal Bank since 1983 and of Home Federal since its inception.  Mr. Hedemark’s extensive service as a director and his leadership role at a large public utility provide a strong background of organizational structure and strategic planning.

Len E. Williams is President and Chief Executive Officer of Home Federal  and Home Federal Bank.  He joined Home Federal Bank as President in September 2006, was appointed as a director of Home Federal Bank and Home Federal in April 2007 and became President and Chief Executive Officer of Home Federal and Home Federal Bank in January 2008.  Mr. Williams has over 35 years of commercial banking experience serving in many regional and national leadership roles.  Prior to joining Home Federal Bank, Mr. Williams was Senior Vice President and Head of Business Banking with Fifth Third Bank.  He was charged with creating and growing the business line and providing leadership over the company’s business banking personnel, processes and products.  From 1987 to 2005, he held several management positions with Key Bank, including President of Business Banking from 2003 to 2005 and President of the Colorado District and Regional Leader over commercial banking for the Rocky Mountain Region from 1999 to 2003. His prior experience includes regional corporate and commercial banking leadership responsibility.  Mr. Williams currently sits on the boards of the Nampa Development Corporation and the President’s Advisory Council for Northwest Nazarene University, and the Advisory Board for the Nampa Boys and Girls Club.  He holds an M.B.A. from the University of Washington and is a graduate of the Pacific Coast Banking School.  Mr. Williams’ extensive banking experience as a leader of lines of business with national scope and multi-billions of dollars of assets under management provide insight to the Board of Directors as the only management member on the Board.  Additionally, his commercial banking knowledge, particularly in the areas of production leadership, credit risk management and commercial loan underwriting, has been instrumental in guiding Home Federal Bank through its transformation from a savings association to a commercial bank.

Daniel L. Stevens is Chairman of the Board of Home Federal and Home Federal Bank, positions he has held since 2004 and 1999, respectively.  He served as President and Chief Executive Officer of Home Federal from 2004 until he stepped down in January 2008.  He also served as Chief Executive Officer of Home Federal Bank from 1995 until January 2008, and as President of the Bank from 1995 until September 2006, when he announced his plans for retirement in 2008 and a successor, Len E. Williams, was appointed President of Home Federal Bank.  He serves as a director of First Financial Northwest, Inc. and its two subsidiaries, First Savings Bank Northwest and First Financial Diversified, Inc., positions he has held since January 2012.  Mr. Stevens worked in the financial services industry for over 35 years and served as an executive officer or chief executive officer for four other mutual and stock thrifts during his career.  He is past Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Seattle.  He served as the Chairman of the Audit Committee and a member of the Financial Operations Committee of the Federal Home Loan Bank of Seattle.  Mr. Stevens was a director of the Federal Home Loan Bank of Seattle from 1996 until 2004. He served as a director of America’s Community Bankers, served on America’s Community Bankers’ Federal Home Loan Bank System Committee, chaired the America’s Community Bankers Credit Union Committee, and was First Vice Chair of America’s Community Bankers COMPAC Board of Governors until the merger of America’s Community Bankers and the American Bankers Association in 2007.  He is a Past Chairman of the Board of the Idaho Bankers Association, a past Chairman of the Board of Directors and Executive Committee of the Boise Metro Chamber of Commerce, and a former director of the Midwest Conference of Community Bankers.  He is the former director of the Boise State University Foundation, and past Chairman of the United Way of Treasure Valley and the Nampa Neighborhood Housing Services Board of Directors.  Mr. Stevens’s extensive banking experience and leadership roles in banking associations provide competence in Board leadership and a strong background to support his contributions as Chairman of the Board of Directors.

Richard J. Navarro is the Chief Financial Officer of AB Acquisition LLC, a retail food and drug company, and has over 35 years of experience in the industry. Mr. Navarro is a Certified Public Accountant and from 2004 until 2006, was a consultant providing financial management services to various business. Prior to that, Mr. Navarro was employed by Albertsons, Inc. and held several management positions including Senior Vice President and Controller from 1999 to 2003. He currently serves on the Board of Directors of TitleOne Corporation and the Boise State University Foundation. He is also the past Chairman of the Associated Taxpayers of Idaho. Mr. Navarro is a graduate of Boise State University and the Executive Financial Management Program at Stanford University, Graduate School of Business.  Mr. Navarro serves as Chairman of the Audit and Risk Management Committee and is our financial expert.  As the former controller of a large public company, he contributes to the Board of Directors extensive experience in SEC and financial reporting, mergers and acquisitions, and general corporate leadership and development.

Brad J. Little has served as Lieutenant Governor of the State of Idaho since 2009.  From 2001 until 2009, Mr. Little served as an Idaho State Senator.  Since 1980, Mr. Little has also operated a family cattle, farming, real estate and investment business in Idaho’s Treasure Valley and has been active in Idaho and national sheep and public land organizations.  He also serves as Vice Chair on the Emmett School Foundation.  Mr. Little recently served as Vice Chair of the Idaho Community Foundation and is past Chairman of the Idaho Association of Commerce and Industry and Idaho Business Week.  He is a director of Performance Design LLC, a small manufacturing company in Boise.  Mr. Little earned a Bachelor of Science degree in Agri-Business from the University of Idaho.  He serves on our Audit and Risk Management and Corporate Governance and Nominating committees.  Mr. Little’s experience as an elected official is vitally important to the Board of Directors due to the significant increase in regulatory change facing the financial services industry.  In addition, he provides insight and guidance on the state of the local economy and initiatives underway to improve economic output in the State of Idaho.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of Home Federal and Home Federal Bank conduct their business through meetings of the Boards and through their committees.  For the year ended December 31, 2012, both Boards generally met on a monthly basis, holding additional special meetings as needed.  During the 2012 fiscal year, the Boards of Directors of Home Federal and Home Federal Bank each held 12 meetings.  No director of Home Federal or Home Federal Bank attended fewer than 75% of the total meetings of the Boards and committees on which that person served during this period.

Committees and Committee Charters

The Board of Directors of Home Federal has standing Audit and Risk Management, Compensation, and Corporate Governance and Nominating Committees, and has adopted written charters for each of them.  You may obtain a copy of these documents, free of charge, by writing to: Eric S. Nadeau, Secretary, Home Federal Bancorp, Inc., 500 12th Avenue South, Nampa, Idaho 83651, or by calling (208) 466-4634.  The charters are also available on our website at www.myhomefed.com/ir.

Audit and Risk Management Committee

The Audit and Risk Management Committee consists of Directors Navarro (Chairman), Little, Tinstman and Stamey.  The Committee meets bi-monthly and on an as needed basis to evaluate the effectiveness of Home Federal’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting.  The Committee also appoints the independent registered public accounting firm and reviews the audit report prepared by the independent registered public accounting firm.  The Audit and Risk Management Committee met six times during the year ended December 31, 2012, and held quarterly conference calls to review our earnings releases and periodic filings with the SEC.

Each member of the Audit and Risk Management Committee is “independent” in accordance with the requirements for companies quoted on The Nasdaq Stock Market.  Director Navarro has been designated by the Board of Directors as the “audit committee financial expert,” as defined by the SEC.  Director Navarro is a certified public accountant and is the Chief Financial Officer of AB Acquisition LLC.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Directors Hedemark (Chairman), Stevens and Little.  This Committee and its Chair are appointed annually by the Board of Directors.  Members of the Committee are selected from the pool of directors who are not up for election during the appointment year.  The Committee meets annually and on an as needed basis, and is responsible for selecting qualified individuals to fill expiring director’s terms and openings on the Board of Directors.  Final approval of director nominees is determined by the full Board, based on the recommendations of the Committee.  The Committee’s duties include the development and administration of the

Company’s corporate governance standards and the internal evaluation of the Board’s performance.  The Corporate Governance and Nominating Committee met once during the year ended December 31, 2012.

In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of Home Federal Bank’s market areas.  Any director nominated by the Committee must be highly qualified with regard to some or all the attributes listed in the preceding sentence.  In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Board’s needs, and conduct an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Home Federal.  The Committee will consider director candidates recommended by the Company’s stockholders. If a stockholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for stockholder nominations, see “Stockholder Proposals” in this proxy statement.

As noted above, the Corporate Governance and Nominating Committee considers a number of criteria when selecting new members of the Board.  Those criteria, as well as industry experience and performance in a leadership position, are considered to provide for a diversity of viewpoints and skills on our Board of Directors.  These diversity factors are considered when the Corporate Governance and Nominating Committee and Board are seeking to fill a vacancy or new seat on the Board.

Compensation Committee

The Compensation Committee is comprised of Directors Tinstman (Chairman), Hedemark, Navarro and Stamey, each of whom are independent directors.  The Compensation Committee meets bi-monthly and on an as needed basis regarding the personnel, compensation and benefits related matters of Home Federal.  The Committee also meets outside of the presence of Mr. Williams to discuss his compensation and make its recommendation to the full Board, which then votes on Mr. Williams’ compensation.  Mr. Williams makes recommendations to the Compensation Committee regarding the compensation of all other executive officers.  The Committee considers the recommendations of Mr. Williams and makes its recommendation to the full Board, which then votes on executive compensation.  This Committee met six times during the year ended December 31, 2012.

Corporate Governance and Risk Management

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board of Directors has determined that six of our seven directors are independent.  Only Len E. Williams, who serves as President and Chief Executive Officer of Home Federal and Home Federal Bank, is not independent.

Leadership Structure.  The Board has segregated the positions of Chief Executive Officer and Chairman as it believes stockholders are better served by ensuring Board leadership is separate and distinct from the initiatives, and potential biases, of management.  The Board believes its current structure is appropriate as all of our independent directors serve on other boards or have held leadership positions such as Chief Executive Officer, President, Chief Financial Officer or Chief Operating Officer.  This experience provides each director with competence in organizational and strategic leadership.  The Board members hold executive sessions without Mr. Williams present to discuss strategic initiatives.  Additionally, as a highly regulated financial institution that is subject to annual examination, the Board receives timely and independent assessments of management from our primary regulator.

Board Involvement in Risk Oversight.  Management of risk is the direct responsibility of our Chief Executive Officer and senior leadership team.  The Board has oversight responsibility, focusing on the adequacy of Home Federal’s enterprise risk management and risk mitigation processes.  In light of the increase in the complexity of Home Federal, particularly due to the recent acquisitions and tremendous regulatory change, we have appointed a Senior Vice President - Director of Risk Management.  Additionally, the Audit Committee changed its name in 2010 to the Audit and Risk Management Committee and expanded its role to include enterprise-wide risk oversight.  Since her appointment, and under the guidance of the Chief Financial Officer and Chief Executive Officer, the Senior Vice President - Director of Risk Management has implemented an enterprise-wide risk management program.  We believe this program assists the Board in exercising its responsibilities in risk oversight by communicating:

•	Home Federal’s risk philosophy and “risk appetite,” that is, the amount of risk it is willing to accept in pursuit of stakeholder value;

•	the extent to which management has established effective risk management processes that identify, assess and manage our most significant enterprise-wide risks;

•	Home Federal’s risk exposure in relation to the agreed risk appetite; and

•	the most significant risks and whether management is responding appropriately.

This program included the creation of an Enterprise Risk Management Committee, which is comprised of department managers and line of business leaders and is intended to address all forms of risk–including operational, financial, strategic, compliance and reputational risks–under one umbrella.  For example, Home Federal Bank’s Asset/Liability Management Committee meets semi-monthly to discuss price, liquidity and interest rate risk.  The Bank also has an Information Technology Steering Committee that includes project management, business continuity, and vendor and information security management. The Classified Asset Committee meets frequently to assess credit risk exposure and underwriting standards.  Each Committee has a specific area of focus and expertise, but the Enterprise Risk Management Committee brings each of these committee chairs together with other members of management in order to ensure communication across lines of business.

Each quarter, the Enterprise Risk Management Committee meets to discuss organization changes, including product development and changes in the internal control structure, and to perform risk assessments.  Each quarter, the Audit and Risk Management Committee and the Board receive a report from the Senior Vice President - Director of Risk Management that summarizes quantitative and qualitative assessments prepared by the Enterprise Risk Management Committee, which are vetted by the Senior Vice President - Director of Risk Management before presentation to the Board of Directors.  These reports provide insight to the Board as to the tone of Home Federal’s management and concerns about risk exposure.

The Board is actively engaged in setting the tone of acceptable levels of risk and in developing corporate strategy.  Each year, the Board is involved in reviewing and approving management’s operating budget and annual operating plan.  Each month, the Board receives reports on credit risk management and each quarter the Board reviews interest rate risk and liquidity risk exposure reports from the Bank’s Asset/Liability Management Committee.  Annually, the Board receives a report from management on vendor and third party risk management, as well as an assessment on the effectiveness of the Bank’s information security program.  The Board annually reviews and approves key operating policies developed by management.  Each quarter, the Board receives qualitative reports and assessments from the Bank’s Compliance Officer.

In assessing audit and financial reporting risk, the Audit and Risk Management Committee receives a report at each meeting from the Director of Internal Audit that quantifies the results of internal audit tests and the effectiveness of Home Federal’s internal control environment.  The Audit and Risk Management Committee also reviews Home Federal’s internal control program that has been developed to ensure compliance with the Sarbanes-Oxley Act of 2002.

The Compensation Committee has evaluated the current risk profile of our executive and broad-based compensation programs.  In its evaluation, the Compensation Committee reviewed the executive compensation structure to determine ways in which risk is effectively managed or mitigated.  This evaluation covered a wide range of practices and policies including: the balance of corporate and business unit weighting in incentive plans, the balanced mix between short- and long-term incentives, the use of multiple performance measures, discretion on individual awards, long-term incentives and use of stock ownership guidelines, and the existence of bonus-bank policies.  The Compensation Committee believes that our compensation programs provide multiple effective safeguards to protect against undue risk.  See “Executive Compensation – Compensation Discussion and Analysis” starting on page 14 of this proxy statement for additional information on our compensation practices.

In summary, we believe management is responsible for the day-to-day monitoring and mitigation of the risks facing Home Federal while the Board, as a whole and through its committees, has responsibility for the oversight of the risk management program. The Board also believes that risk management is an integral part of Home Federal’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing Home Federal.

Code of Ethics.  The Board of Directors has adopted a written Code of Ethics that applies to our directors, officers and employees.  You may obtain a copy of the Code of Ethics free of charge by writing to: Eric S. Nadeau, Secretary, Home Federal Bancorp, Inc., 500 12th Avenue South, Nampa, Idaho 83651, or by calling (208) 466-4634.  In addition, our Code of Ethics is available on our website at www.myhomefed.com/ir.

Stockholder Communication with the Board of Directors.  The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to Daniel L. Stevens, Chairman of the Board, Home Federal Bancorp, Inc., 500 12th Avenue South, Nampa, Idaho 83651.  Any such communication should state the number of shares beneficially owned by the stockholder making the communication.

Annual Meeting Attendance by Directors.  We do not have a policy regarding Board member attendance at annual meetings of stockholders.  All of the members of the Board of Directors attended the 2012 annual meeting of stockholders.

Related Party Transactions.  We have followed a policy of granting loans to our executive officers and directors, which fully complies with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Home Federal Bank.  Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all customers, and do not involve more than the normal risk of collectibility or present other unfavorable features.

All loans and aggregate loans to individual directors and executive officers, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-executive customers of Home Federal Bank.  Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Home Federal Bank, pursuant to Regulation O of the Board of Governors of the Federal Reserve System.  There are no exceptions to these procedures and all approvals are documented in the Board meeting minutes.  There were no balances outstanding on loans to directors and executive officers at December 31, 2012.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our directors, except for Len E. Williams, who is the President and Chief Executive Officer of Home Federal and Home Federal Bank, and whose compensation is included in the section below entitled “Executive Compensation.”  On January 24, 2012, the Board of Directors determined to change our fiscal year end from September 30 to December 31.  This change went into effect immediately and we filed a Form 10-QT for the period ended December 31, 2011.  Accordingly, the following table shows information regarding compensation earned during the fiscal year ended December 31, 2012 and the transition period from October 1, 2011, through December 31, 2011.

Name	Year (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Daniel L. Stevens	2012	37,500	10,008	18,423	453	66,384
	2011T	7,500	--	4,356	99	11,955

N. Charles Hedemark	2012	29,000	10,008	1,095	453	40,556
	2011T	6,500	--	4,606	99	11,205

James R. Stamey	2012	29,500	10,008	30,943	453	70,904
	2011T	6,800	--	7,620	99	14,519

Robert A. Tinstman	2012	34,100	10,008	29,862	453	74,423
	2011T	6,800	--	7,197	99	14,096

Richard J. Navarro	2012	35,350	10,008	9,350	453	55,161
	2011T	6,300	--	2,271	99	8,670

Brad J. Little	2012	29,250	10,008	5,877	453	45,588
	2011T	6,500	--	1,476	99	8,075
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(1)	The “2011T” year represents the transition period of October 1, 2011, through December 31, 2011.
(2)
Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Topic 718, “Compensation - Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 11 of the Notes to Consolidated Financial Statements in Home Federal’s Annual Report on Form 10-K for the year ended December 31, 2012. Consists of an award of 925 shares made on September 10, 2012, which vested immediately. Each of the directors has 1,201 shares of unvested restricted stock with the exception of Mr. Little, who has 1,200 shares.

(3)	Represents the aggregate change in actuarial present value of each director’s accumulated benefit under the director retirement plan and earnings on the director deferred incentive plan.
(4)	Represents dividends received on unvested restricted stock.

Fees.  Directors of Home Federal are currently not compensated, but serve and are compensated by Home Federal Bank.  Mr. Williams, however, receives no fees or other remuneration for his service as an employee director.  Board members receive an annual cash retainer of $30,000 ($40,000 for the Chairman of the Board).  The Chairman of the Audit and Risk Management Committee receives an annual fee of $8,000 and the Chairman of the Compensation Committee receives an annual fee of $6,000.  Independent directors are also remunerated through semi-annual grants of stock, totaling $20,000 annually.  It is not anticipated that separate directors’ fees will be paid to directors of Home Federal until such time as these persons devote significant time to the separate management of the affairs of Home Federal, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of Home Federal Bank.  We may determine that such compensation is appropriate in the future.

Director Deferred Incentive Plan.  Home Federal Bank maintains a nonqualified deferred incentive plan for directors, which was last amended effective September 14, 2007.  All members of the Board of Directors participate in the plan, except for Mr. Williams, who declined participation, and Mr. Little, who became a director after the plan was frozen.  Until October 1, 2006, the plan provided an incentive award percentage determined by reference to Home Federal’s return on assets and return on equity for the year.  Each year, the percentage was determined and multiplied by the participant’s directors’ fees for the year.  The resulting amount was set aside in an unfunded deferral account for that participant.  Although the incentive award has been discontinued, participants may still elect to defer all or a part of their directors’ fees into the deferral account under the plan.  The deferral accounts are credited annually with an interest credit that is based on the growth rate of Home Federal Bank’s retained earnings, subject to a maximum of 12% per year.  During 2012, the crediting rate for earnings on deferred balances was 5.21%.  Upon the participant’s termination of service, the value of the participant’s combined deferral accounts will begin to be paid.  Hardship distributions are permitted, as well as certain limited in-service distributions as permitted by law.  The plan also provides a death benefit equal to the director deferrals and interest credit on such amounts plus the greater of the value of the participant’s deferral accounts, or a fixed death benefit.  All benefits are paid over 120 months, and during that period, the deferral account is adjusted for interest.  The director may elect to change the form of benefit, subject to the approval of Home Federal Bank and compliance with legal restrictions.  The present value of benefits accrued under this plan was $1.1 million at December 31, 2012, including amounts deferred by directors.

Director Retirement Plan.  Home Federal adopted a director retirement plan, effective January 1, 2005, that replaced prior plans.  The plan is an unfunded nonqualified retirement plan for directors.  All members of the Board of Directors participate in the plan, except for Mr. Williams, who declined participation.  Upon the later of attaining age 72 or termination of service, the director will receive an annual benefit equal to 50 percent of the cash fees paid to the director for the preceding year, payable in monthly installments over 15 years.  If the director retires before attaining age 72, his vested accrual benefit will be paid in monthly installments, with interest at a rate of 7.5 percent per year, over 180 months.  The accrued benefit vests at a rate of 10 percent per year, except in the event of disability, in which case the vested percentage is 100 percent.  If the director terminates service within 24 months following a change in control, he will receive 100 percent of his accrued benefit, plus a change in control benefit equal to 2.99 times his prior years directors fees.  Change in control payments are subject to reduction to avoid excise taxes under Section 280G of the Internal Revenue Code.  In the event a director dies before termination of service, his beneficiary would receive his projected benefit, which is the final benefit the director would have received had he attained age 72, assuming a 4% annual increase in the directors’ fees.  In the event the director dies after separation from service, but before receiving the full 15 years of annual benefits, the remaining payments shall be paid to his or her beneficiaries.  In-service distributions are permitted in limited circumstances.  The present value of benefits accrued under this plan was $676,000 at December 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation philosophy and policies for the year ended December 31, 2012, and the three months ended December 31, 2011, that applied to the executives named in the summary compensation table below (known as the “named executive officers”).  It explains the structure and rationale associated with each material element of each named executive officer’s total compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the discussion and analysis.

Role of the Compensation Committee.  The Compensation Committee is composed entirely of independent directors.  The Committee sets and administers the policies that govern our executive compensation programs, and various incentive and stock option programs.  All decisions relating to the compensation of the named executive officers are shared with and approved by the full Board of Directors.

Compensation Philosophy and Objectives.  The Compensation Committee believes that a compensation program for executive officers should take into account management skills, long-term performance results, and stockholder returns.  The principles underlying our compensation policies are:

•	to attract and retain key executives who are highly qualified and are vital to our long-term success;

•	to provide levels of compensation commensurate with those offered in our market areas as measured by local, regional, and national financial industry compensation surveys;

•
to align the interests of executives with stockholders by having a significant portion of total compensation based on meeting or exceeding defined performance measures without encouraging management to undertake excessive risks that could undermine Home Federal’s safety and soundness;

•	to motivate executives to enhance long-term stockholder value and thereby helping them build their own personal ownership in Home Federal; and

•	to integrate the compensation program with our long-term strategic planning and management process.

We target executive compensation at levels that we believe to be consistent with others in the banking industry.  The named executive officers’ compensation is weighted toward programs contingent upon our  level of annual and long-term performance.  In general, for senior management positions, including the named executive officers, we will pay base salaries that target the market median of other banks of similar asset size, growth strategy and complexity, and with similar products and markets.  Goals for specific components include:

•	Base salaries for executives generally are targeted at the 50th percentile.

•
The Annual Incentive Plan is intended to provide cash compensation at the 50th percentile when target performance-based goals are achieved and between the 50th and 75th percentiles if annual goals are exceeded.

•	An equity-based Long-Term Incentive Plan designed to align management’s long-term goals with the interest of stockholders.

Elements of Compensation.  We use the pay components listed below to balance various objectives.  The compensation framework helps encourage achievement of strategic objectives and creation of stockholder value, recognize and reward individual initiative and achievements, maintain an appropriate balance between base salary and annual and long-term incentive opportunity, and allows us to compete for, retain and motivate talented executives critical to our success.

           Salary.  We pay our executives cash salaries intended to be competitive and to take into account the individual’s experience, performance, responsibilities, and past and potential contribution to Home Federal and Home Federal Bank.  There is no specific weighting applied to the factors considered, and the Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy.  This is described in greater detail below, under “Benchmarking.”

Salary decisions also take into account the positioning of projected total compensation with target-level performance incentives.  Because incentive opportunities are defined as a percentage of salary, changes in salary have an effect on total compensation.  Prior to recommending salary increases to the Board of Directors, the Compensation Committee reviews the projected total compensation based on the proposed salaries.

Annual Cash Incentive.  We use an annual incentive to focus attention on current strategic priorities and drive achievement of short-term corporate objectives.  Awards are provided under the terms of the annual cash incentive plan. Our named executive officers are eligible to receive annual cash incentive compensation at the end of each year if performance targets are achieved, as well as all eligible employees who are not remunerated under other departmental sales-driven commission plans.  The Compensation Committee possesses the ability to modify or reduce incentive payments or to award discretionary incentive amounts under the cash incentive plan in recognition of other achievements, such as merger and acquisition activities, which are not part of the established performance objectives.

We did not offer a cash incentive plan during the transition period from October 1, 2011, to December 31, 2011. For the calendar year ended December 31, 2012, the performance metrics for the annual cash incentive plan were (1) total revenue (defined as net interest income plus noninterest income) and (2) income before income taxes and incentive compensation expense, allocated as follows:

Performance Metrics	Weight	Target	Maximum

Total revenue	25%	$45.11 million	$48.56 million
Income before income taxes and incentive compensation	75%	$290,000	$1.47 million

The 2012 annual incentive plan included a provision that no incentive would be considered to be earned for the fiscal year if Home Federal Bank or Home Federal was not in good standing with its primary regulators.  In order to mitigate short-term compensation risk exposure, any incentive payouts are subject to a holdback of 25% of the amount awarded.  The 25% holdback is subject to Home Federal meeting the same performance metric level in fiscal year 2013 as was met in fiscal 2012 in order for the holdback to be paid out.  If the performance metric is not met again in fiscal 2013, the 25% holdback is forfeited.

For the year ended December 31, 2012, total revenue was $46.4 million, which exceeded the performance metric at the “Target” level.  As a result, incentive compensation for that performance metric was remunerated at an interpolated point between the “Target” and “Maximum” levels.  Income before income taxes and incentive compensation was $3.6 million, which exceeded the performance metric at the “Maximum” level.  However, the Compensation Committee modified the incentive amount and limited remuneration to amounts that would be earned at the “Target” level due to the overall level of net income earned during fiscal year 2012.  All incentive amounts earned in 2012 are subject to the 25% holdback described above.  Therefore, 75% of the incentive earned during 2012 was paid to eligible participants in March 2013. In order to earn the 25% holdback, fiscal year 2013 total revenues and income before income taxes and incentive compensation must exceed $44.0 million and $290,000, respectively.

During the fiscal year September 30, 2011, the performance metric for nonperforming assets was met at the “Maximum” level, which resulted in an incentive award of approximately $372,000, with approximately $93,000 of the award retained under the 25% holdback described above.  The performance metric was met during 2012, therefore, the 25% holdback was paid in cash to all eligible participants, including the named executive officers, in March 2013.

The table below shows the award opportunities at target and target plus as a percentage of salary as well as each named executive officer’s actual award for fiscal 2012 under the annual cash incentive plan:

Name	Target	Maximum	2011 Plan Deferred Earnings Paid	2012 Plan Earned	2012 Plan Deferred

Len E. Williams	50%	100%	$17,240	$141,653	$47,218
Eric S. Nadeau	40%	80%	9,083	64,052	21,351
R. Shane Correa	40%	80%	9,083	60,767	20,256
Cindy L. Bateman	40%	80%	7,250	52,555	17,518
Mark C. Johnson (1)	7.5%	15%	5,623	10,593	3,531

______________
(1)	Mr. Johnson is also eligible for incentive compensation under the Commercial Banking Incentive Plan.

In January 2013, the Compensation Committee recommended to the Board of Directors the following cash incentive award opportunities for the named executive officers as a percentage of salary for fiscal year 2013:

Name	Target	Maximum

Len E. Williams	50%	100%
Eric S. Nadeau	40%	80%
R. Shane Correa	40%	80%
Cindy L. Bateman	40%	80%
Mark C. Johnson	7.5%	15%

As noted earlier, the annual cash incentive plan for fiscal year 2012 includes two components that are designed to discourage employees from taking excessive risks that could undermine Home Federal’s safety and soundness. One of those components is the requirement that Home Federal and Home Federal Bank be in good standing with their primary regulator during fiscal year 2012. If they are not in good standing, no performance metric-based incentive will be made. The other component introduces a time-based earnout to ensure continued strong performance under the incentive plan’s metrics. If an incentive award is approved by the Board of Directors, 75% of the award will be paid in the then-current calendar year. The remaining 25% will be held in accrual, subject to management’s performance in fiscal year 2013 meeting or exceeding the metrics identified for fiscal year 2012. If the performance metrics met in fiscal year 2012 are met again in fiscal year 2013, the remainder of the fiscal 2012 award will be paid to eligible employees.

Recognition and Retention Plan.  Equity-based compensation is intended to attract and retain qualified executives, to provide these persons with a proprietary interest in Home Federal as an incentive to contribute to our success, and to reward executives for outstanding performance.  Equity-based compensation functions as a long-term incentive because awards are generally made with a three- or five-year vesting schedule.  Awards are made either in the form of stock options, stock appreciation rights or restricted stock.  Currently, we have in place the 2005 Recognition and Retention Plan, the 2005 Stock Option and Incentive Plan and the 2008 Equity Incentive Plan, all of which were approved by our Board of Directors and stockholders.  Awards remain available for grant under each of these plans.

The equity-based plans are administered and interpreted by the Compensation Committee of the Board of Directors.  Under the plans, the Committee receives recommendations from Mr. Williams and approves which officers and key employees will receive awards, the number of shares subject to each option or shares of restricted stock awarded, and the vesting of the awards.  The per share exercise price of an option will equal at least 100% of the fair market value of a share of common stock on the date the option is granted.  In addition, newly hired executives may receive awards at the time of their employment.  In determining whether to make option or restricted stock awards, the Compensation Committee may take into account historical awards and then-current competitive conditions.  The awards for fiscal year 2012 are detailed in this proxy statement under the section “Grants of Plan Based Awards.”

401(k) and Employee Stock Ownership Plan.  Home Federal Bank sponsors both a 401(k) plan and an employee stock ownership plan.  The purpose of these plans is to provide participating employees with an opportunity to obtain beneficial interests in the stock of Home Federal and to accumulate capital for their future economic security.  Effective September 30, 2011, these plans were merged to create the Home Federal 401(k) and Employee Stock Ownership Plan (“KSOP”). Ms. Bateman and Mr. Nadeau are trustees of the KSOP, in addition to three other members of management.

Executive Retirement Benefits.  We have entered into salary continuation agreements with certain of the named executive officers.  These agreements help support the objective of maintaining a stable, committed and qualified team of key executives through the inclusion of retention and  non-competition provisions.  Under the agreement, an executive will be entitled to a stated annual benefit for a period of 15 years upon retirement from Home Federal after attaining age 65, or upon attaining age 65 if his or her employment had been previously terminated due to disability.  There are also benefits for early retirement and termination after a change in control.

Other Compensation.  The named executive officers participate in our broad-based employee benefit plans, such as medical, vision, dental, long-term and short-term disability, and term life insurance programs.  For certain of the named executive officers, we also provide the following perquisites: auto allowance for business and personal use for transportation for the executive, customers and employees; social and civic club dues for networking and entertaining; and business and personal use of a cell phone for accessibility to the executive.

Benchmarking. As noted earlier, our compensation structure is designed to position an executive’s compensation between the 50th and 75th percentiles of a competitive practice.  In fiscal year 2012, the Compensation Committee performed a compensation benchmarking analysis for the compensation of the Chief Executive Officer and the Chief Financial Officer.  This review included base salary, annual cash incentives, equity compensation and all other forms of compensation.  The primary data source used in setting competitive market levels for the executives is the information publicly disclosed by a “2012 Peer Group” of the 16 companies listed below, which include banks of similar size and geographic location.

2012 Peer Group

Sierra Bancorp (BSRR)
PremierWest Bancorp (PRWT)
Provident Financial Holdings, Inc. (PROV)
Heritage Financial Corp. (HFWA)
Washington Banking Company (WBCO)
Preferred Bank (PFBCD)
Pacific Continental Corporation (PCBK)
Home Street, Inc. (HMST)

Cascade Bancorp (CACB)
Bank of Marin Bancorp (BMRC)
TriCo Bancshares (TCBK)
First California Financial Group, Inc. (FCAL)
First Financial Northwest, Inc (FFNW)
West Coast Bancorp (WCBO)
Heritage Commerce Corp (HTBK)
Pacific Mercantile Bancorp (PMBC)

The Compensation Committee determined that the base salaries for the Chief Executive Officer and the Chief Financial Officer were below the median of the peer group and that other forms of compensation (which includes the annual incentive plan, retirement plans and other equity compensation) were comparable to the peer group.

Review of Prior Amounts Granted and Realized.  We desire to motivate and reward executives relative to driving superior future performance, so we do not currently consider prior stock compensation gains as a factor in determining future compensation levels.

Adjustment or Recovery of Awards.  We have not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive awards in the event of misstated or restated financial results.  However, Section 304 of the Sarbanes-Oxley Act does provide some ability to recover incentive awards in certain circumstances.  If we are required to restate our financials due to noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of Home Federal during those 12 months.

Timing of Equity Grants.  The Compensation Committee does not have a formal written policy guiding the timing of equity grants.  We have reviewed our equity grant practices and have confirmed that all past equity grants have been consistent with Securities and Exchange Commission guidelines.

Tax and Accounting Considerations.  We take into account tax and accounting implications in the design of our compensation programs.  For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards.  Under current accounting rules, Home Federal must expense the grant-date fair value of share-based grants such as restricted stock and stock options.  The grant-date value is amortized and expensed over the service period or vesting period of the grant.  In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Compensation Consultants.   The Compensation Committee engaged the firm Pearl Meyer & Partners to review the structure of Home Federal’s compensation arrangements with executive officers, including their salary continuation plans, change in control agreements and employment agreements during fiscal year 2012. Pearl Meyer & Partners concluded that the salary continuation plans with certain of the named executive officers, the employment agreement with Mr. Williams, and the change in control severance agreements were not uncommon and were of reasonable and appropriate structure for the size and complexity of Home Federal and its strategic plan.

The Compensation Committee selected Pearl Meyer & Partners due to their extensive expertise in executive compensation programs. Mr. Tinstman, as Chairman of the Compensation Committee, and our Senior Vice President of Human Resources directed the screening of several compensation consultants before recommending Pearl Meyer & Partners to the Compensation Committee.  Fees paid to Pearl Meyer & Partners in fiscal year 2012 totaled $15,235.

Role of Executives in Compensation Committee Deliberations.  The Compensation Committee frequently requests the Chief Executive Officer and the Chief Financial Officer to be present at Committee meetings to discuss executive compensation and evaluate Company and individual performance.  Occasionally other executives may attend a Committee meeting to provide pertinent human resources, financial and/or legal information.  Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding changes in executive compensation to recommend to the full Board. The Chief Executive Officer does not provide the recommendations for changes in his own compensation.  The Compensation Committee discusses the compensation of the Chief Executive Officer with him, but final deliberations and all votes regarding his compensation for recommendation to the full Board are made in executive session, without the Chief Executive Officer present.  The Committee initiates any changes in his compensation based on periodic market reviews and recommendations from outside consultants.  Relative to executives other than the Chief Executive Officer, the Committee uses input from Mr. Williams and the analyses provided by compensation consultants, as described earlier, in making its recommendations to the full Board.

Compensation of the Chief Executive Officer.  Mr. Williams is the President and Chief Executive Officer of Home Federal Bank and Home Federal.  As the Chief Executive Officer of the Bank and the Company, a role he assumed in January 2008, he is responsible for the overall supervision of these entities.  He oversees management and has responsibility for all policy development and implementation, he coordinates investor relations with stockholders, he has ultimate responsibility for the overall consolidated performance of the related corporate entities, and has final responsibility for the change and the growth of Home Federal Bank and expansion of the business model of Home Federal Bank. Mr. Williams’ salary was increased to $375,000 in January 2013 to reflect the market point average for banks of similar size and complexity.  While Mr. Williams’ compensation exceeds that of all of the other named executive officers, the Compensation Committee believes it is commensurate with his experience and level of responsibility.

Conclusion.  We believe our compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size and complexity.  The program is designed to reward managers for strong personal, Company and share-value performance.  The Compensation Committee monitors the various guidelines that constitute the program and reserves the right to adjust them as necessary to continue to meet Company and stockholder objectives.

Stockholder Votes on Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we were required to include in last year’s annual meeting proxy statement and present at the annual meeting two non-binding stockholder resolutions on executive compensation.  The first resolution, also known as a say-on-pay vote, asked the stockholders to approve on an advisory basis the compensation of our named executive officers as disclosed in last year’s proxy statement.  Over 97% of the shares present at last year’s annual meeting voted in favor of approving the compensation of the named executive officers as disclosed in the proxy statement.  The Compensation Committee considered this vote as affirming its approach to executive compensation and used a similar approach as the prior year when it met to analyze and establish appropriate levels of 2012 executive compensation.

The second resolution on executive compensation at last year’s annual meeting allowed stockholders to cast an advisory vote on how often future stockholder votes on executive compensation should be held.  Stockholders were given the choice of conducting an advisory vote on executive compensation every year, every two years or every three years.  In accordance with the recommendation of the Board of Directors, nearly 82% of the shares present at the meeting voted in favor of holding an annual vote on executive compensation.  Although the stockholder vote on the frequency of future votes on executive compensation was non-binding, the Board of Directors and Compensation Committee heeded stockholder opinion and will present an advisory vote to approve executive compensation annually.  It is included in this Proxy Statement as “Proposal 2 – Advisory Vote to Approve Executive Compensation.”

Compensation Committee Report

The Compensation Committee of the Board of Directors of Home Federal has submitted the following report for inclusion in this proxy statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management.  Based on the Committee’s review of and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

Robert A. Tinstman, Chairman N. Charles Hedemark Richard J. Navarro James R. Stamey

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

On January 24, 2012, the Board of Directors determined to change our fiscal year end from September 30 to December 31.  This change went into effect immediately and we filed a Form 10-QT for the period ended December 31, 2011.  Accordingly, the following table shows information regarding compensation earned during the fiscal year ended December 31, 2012, the transition period from October 1, 2011, through December 31, 2011, and the fiscal years ended September 30, 2011 and 2010, by our named executive officers: (1) Len E. Williams, our principal executive officer; (2) Eric S. Nadeau, our principal financial officer; and (3) our three other most highly compensated officers, who are R. Shane Correa, Cindy L. Bateman and Mark C. Johnson.

Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)

Len E. Williams	2012	345,000	--	51,746	51,750	158,892	102,994	39,136	749,518
President and Chief Executive	2011T	70,000	--	--	--	--	23,254	8,349	101,603
Officer of Home Federal and	2011	275,833	--	--	--	51,719	82,020	47,191	456,763
Home Federal Bank	2010	253,333	--	--	--	--	80,763	77,159	411,255

Eric S. Nadeau	2012	195,000	--	29,254	29,251	73,135	39,406	27,292	393,338
Executive Vice President,	2011T	46,250	--	--	--	--	9,318	2,658	58,226
Treasurer, Secretary and Chief	2011	181,667	--	--	--	27,250	32,451	23,898	265,266
Financial Officer of Home	2010	164,167	--	--	--	--	32,102	57,534	253,803
Federal and Home Federal Bank

R. Shane Correa (6)	2012	185,000	--	27,745	27,750	69,850	50,774	24,046	385,165
Executive Vice President and	2011T	46,250	--	--	--	--	12,431	2 523	61,204
Chief Banking Officer	2011	181,667	--	--	--	27,250	40,625	24,729	274,271
	2010	123,517	--	70,050	117,700	--	9,782	4,791	325,840

Cindy L. Bateman	2012	160,000	--	24,000	24,000	59,805	--	13,523	281,328
Senior Vice President and	2011T	36,250	--	--	--	--	--	1,922	38,172
Chief Credit Officer	2011	145,000	--	--	--	21,750	--	15,913	182,663
	2010	130,200	--	--	--	--	--	38,402	168,602

Mark C. Johnson (7)	2012	172,000	--	25,798	25,802	16,216	--	30,596	270,412
President, Western Oregon	2011T	43,000	--	--	--	--	--	6,034	49,034
Region	2011	149,948	50,000	62,750	102,250	16,869	--	20,897	402,714
____________
(1)	The “2011T” year represents the transition period of October 1, 2011, through December 31, 2011.
(2)
Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 of the Notes to Consolidated Financial Statements in Home Federal’s Annual Report on Form 10-K for the year ended December 31, 2012. Stock and option awards are subject to vesting terms of five years.

(3)
Represents 75% of amount earned under the 2012 annual cash incentive plan and 25% of the amount earned under the 2011 plan.  Amounts earned under the 2012 plan but held in accrual pending meeting the performance metrics in 2013 were as follows: Mr. Williams - $47,218; Mr. Nadeau - $21,351; Mr. Correa - $20,256; Ms. Bateman - $17,518; and Mr. Johnson - $3,531.

(4)	Represents the aggregate change in actuarial present value of each named executive officer’s accumulated benefit under his or her salary continuation agreement.
(5)
Please see the table below for more information on the other compensation paid to our named executive officers in the year ended December 31, 2012 and the transition period from October 1, 2011, through December 31, 2011.

(6)	Mr. Correa was hired on March 4, 2010.
(7)	Mr. Johnson was hired on November 17, 2010. His annual salary during fiscal year 2011 was $172,000 and he received a $50,000 hiring bonus.

All Other Compensation.  The following table sets forth details of “All Other Compensation,” as presented above in the Summary Compensation Table for fiscal year 2012 and the transition period from October 1, 2011, through December 31, 2011.

Name	Year (1)	ESOP Allocation ($)	401(k) Matching Contribution ($)	Company Car/Car Allowance ($)	Restricted Stock Dividends ($)	Welfare Benefits ($)	Total ($)

Len E. Williams	2012	5,666	13,800	920	9,696	9,054	39,136
	2011T	--	3,652	1,294	1,899	1,504	8,349

Eric S. Nadeau	2012	4,419	7,800	--	5,493	9,580	27,292
	2011T	--	--	--	1,001	1,657	2,658

R. Shane Correa	2012	4,192	7,400	906	2,014	9,534	24,046
	2011T	--	850	340	220	1,113	2,523

Cindy L. Bateman	2012	3,626	6,400	--	2,445	1,052	13,523
	2011T	--	1,559	--	363	--	1,922

Mark C. Johnson	2012	3,898	6,880	8,100	2,245	9,473	30,596
	2011T	--	1,796	2,025	1,100	1,113	6,034
____________
(1)	The “2011T” year represents the transition period of October 1, 2011, through December 31, 2011.

Employment Agreements.  Home Federal Bank has entered into an employment agreement with Len E. Williams.  A three-year term under the agreement commenced on September 11, 2009.  On each anniversary, the term of the agreement will be extended for an additional year unless notice is given by the Board to Mr. Williams, or vice versa, at least 90 days prior to the anniversary date.  The agreement provides that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under “Potential Payments Upon Termination.”

Severance Agreements.  Home Federal Bank has entered into change in control severance agreements with Messrs. Nadeau, Correa and Johnson, and Ms. Bateman.  On each anniversary of the initial date of the severance agreements, the term of each agreement may be extended for an additional year at the discretion of the Board or an authorized committee of the Board.  The severance agreements also provide for a severance payment and other benefits if the executive is involuntarily terminated within 12 months after a change in control of Home Federal as described below under “Potential Payments Upon Termination.”

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for the fiscal year ended December 31, 2012, and the transition period from October 1, 2011, through December 31, 2011.

				All Other	All Other
Name		Estimated Possible Payments Under Non-Equity Incentive Plan Awards (1)		Stock Awards: Number of Shares of Stock or Units (#)(2)	Awards: Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date	Target ($)	Maximum ($)

Len E. Williams	02/02/12	172,500	345,000	4,836	16,172	10.70	103,496

Eric S. Nadeau	02/02/12	78,000	156,000	2,734	9,141	10.70	58,505

R. Shane Correa	02/02/12	74,000	148,000	2,593	8,672	10.70	55,495

Cindy L. Bateman	02/02/12	64,000	128,000	2,243	7,500	10.70	48,000

Mark C. Johnson	02/02/12	12,900	25,800	2,411	8,063	10.70	51,600
___________
(1)
Represents the range of incentives that could have been earned under the annual cash incentive plan during the fiscal year ended December 31, 2012. See “Annual Cash Incentive” for additional discussion on the plan and related awards. A cash incentive plan was not in effect during the transition period.

(2)	Equity awards vest ratably over the three-year period from the grant date, with the first 33% vesting one year after the grant date.

Outstanding Equity Awards

The following information with respect to outstanding equity awards as of December 31, 2012 is presented for the named executive officers.  The named executive officers do not have any outstanding equity incentive plan awards.

		Option Awards (1)(2)				Stock Awards (1)(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Len E. Williams	09/18/06	85,120	--	13.47	09/18/16
	10/19/07	7,112	--	12.76	10/19/17
	04/28/09	79,800	53,200	9.39	04/28/19
	02/02/12	--	16,172	10.70	02/02/22
						26,036	323,627

Eric S. Nadeau	06/16/08	15,000	10,000	11.05	06/16/18
	04/28/09	39,600	26,400	9.39	04/28/19
	02/02/12	--	9,141	10.70	02/02/22
						14,534	180,568

R. Shane Correa	03/16/10	10,000	15,000	14.01	03/16/20
	02/02/12	--	8,672	10.70	02/02/22
						5,593	69,521

(Table continues on following page)

		Option Awards (1)(2)				Stock Awards (1)(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Cindy L. Bateman	10/19/07	2,710	--	12.76	10/19/17
	04/28/09	16,200	10,800	9.39	04/28/19
	02/02/12	--	7,500	10.70	02/02/22
						6,643	82,572
Mark C. Johnson	12/21/10	10,000	15,000	12.49	12/21/20
	02/02/12	--	8,063	10.70	02/02/22
						5,411	67,259
_____________
(1)	Awards granted on October 19, 2007 and February 2, 2012, vest over a three-year period. All other awards vest ratably over a five-year period.
(2)
In December 2007, Home Federal completed its second-step conversion. As a result, each outstanding share was exchanged for 1.1360 shares in the new public company. Accordingly, all outstanding shares of restricted stock and stock options (and the related exercise prices) that were awarded prior to the conversion have been adjusted based on the exchange ratio.

(3)	Based on the closing price of Home Federal’s common stock of $12.43 on December 31, 2012.

Options Exercised and Stock Vested

The following table shows the value realized upon vesting of stock awards for our named executive officers in the year ended December 31, 2012, and the transition period from October 1, 2011, through December 31, 2011, based on the price of Home Federal’s stock on the date of vesting.  The named executive officers did not exercise any stock options during those periods.

		Stock Awards
Name	Year (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Len E. Williams	2012	10,600	110,770
	2011T	--	--

Eric S. Nadeau	2012	6,400	66,720
	2011T	--	--

R. Shane Correa	2012	1,000	10,140
	2011T	--	--

Cindy L. Bateman	2012	2,200	22,990
	2011T	--	--

Mark C. Johnson	2012	1,000	11,990
	2011T	1,000	10,970
_____________
(1)	The “2011T” year represents the transition period of October 1, 2011, through December 31, 2011.

Pension and Post-Retirement Benefits

The following information is presented with respect to the nature and value of pension and post-retirement benefits, as defined by the SEC, for our named executive officers at December 31, 2012.

Name (1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Len E. Williams	Salary Continuation Agreement	6	461,179	--
Eric S. Nadeau	Salary Continuation Agreement	4	136,638	--
R. Shane Correa	Salary Continuation Agreement	2	113,611	--
___________
(1)	Ms. Bateman and Mr. Johnson do not have a salary continuation agreement.

We have entered into salary continuation agreements with Messrs. Williams, Nadeau and Correa.  Under these agreements, upon the participant’s normal retirement date (age 65), Home Federal Bank will pay a monthly benefit equal to 50% of the average of the participant’s final 36 months of base salary (the final salary benefit) or the vested accrual balance, including interest credits, if the participant terminates employment before the retirement date. The final benefit paid in connection with a participant’s normal retirement will be paid in monthly payments over 180 months and other payments based on accrual balances will be paid over 180 months, with interest credited on unpaid amounts at 7.5% per year.  In addition, the agreements provide for benefits upon early retirement, disability, death or change in control, as described below under “Potential Payments Upon Termination.”

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination and death.  In addition, our equity plans also provide for potential payments upon termination.  The following table shows, as of December 31, 2012, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

Compensation and/or Benefits Payable Upon Termination	Early Retirement/ Voluntary Termination ($)	Involuntary Termination without Cause ($)	Qualifying Termination in Connec- tion with a Change in Control ($)(1)	Termination due to Disability ($)	Termination due to Death ($)

Len E. Williams
Cash Severance	--	1,031,550	1,057,083	225,000	--
Health and Welfare Benefits	--	22,662	22,662	--	--
Intrinsic Value of Unvested Equity	--	--	513,327	425,244	425,244
Salary Continuation Agreement (2)(3)	--	--	171,179	171,179	2,218,615
Total	--	1,054,212	1,764,251	821,423	2,643,859

Eric S. Nadeau
Cash Severance	--	--	631,372	--	--
Health and Welfare Benefits	--	--	24,239	--	--
Intrinsic Value of Unvested Equity	--	--	294,961	233,830	233,830
Salary Continuation Agreement (2)(3)	--	--	75,111	75,111	2,189,977
Total	--	--	1,025,683	308,941	2,423,807

(Table continues on following page)

Compensation and/or Benefits Payable Upon Termination	Early Retirement/ Voluntary Termination ($)	Involuntary Termination without Cause ($)	Qualifying Termination in Connec- tion with a Change in Control ($)(1)	Termination due to Disability ($)	Termination due to Death ($)

R. Shane Correa
Cash Severance	--	--	444,166	--	--
Health and Welfare Benefits	--	--	24,100	--	--
Intrinsic Value of Unvested Equity	--	--	95,850	37,290	37,290
Salary Continuation Agreement (2)(3)	--	--	80,104	--	--
Total	--	--	644,220	37,290	37,290

Cindy L. Bateman
Cash Severance	--	--	320,000	--	--
Health and Welfare Benefits	--	--	2,103	--	--
Intrinsic Value of Unvested Equity	--	--	139,706	87,524	87,524
Total	--	--	461,809	87,524	87,524

Mark C. Johnson
Cash Severance	--	--	350,000	--	--
Health and Welfare Benefits	--	--	15,946	--	--
Intrinsic Value of Unvested Equity	--	--	92,534	37,290	37,290
Total	--	--	458,480	37,290	37,290
_____________
(1)
For the named executive officers, Home Federal limits change in control payouts so that no such payment would constitute a golden parachute payment under Section 280G of the Internal Revenue Code. As a result, amounts payable to Messrs. Williams, Nadeau under cash severance were reduced to the amounts allowed under Section 280G after consideration of all other benefits. Under the terms of the agreements, each executive may select to receive the severance payment in the relevant form of their choosing (equity or health/welfare benefits) with a commensurate reduction in the cash severance to remain in compliance with the Section 280G limitation.

(2)	Present value of payout is presented in the table and is based upon a discount rate of 6.00%.
(3)	The amount reported is attributed to the difference between the vested balance and the accrued balance of the Salary Continuation Agreement on the date of termination.

Employment Agreement.  Home Federal Bank has entered into an employment agreement with Mr. Williams.  The agreement provides for potential payments upon his termination in a variety of scenarios.  The agreement may be terminated by Home Federal Bank at any time, by Mr. Williams if he is assigned duties inconsistent with his position, duties and responsibilities, or upon the occurrence of certain events.  If Mr. Williams’ employment is terminated without cause or upon voluntary termination following the occurrence of an event described in the preceding sentence, Home Federal Bank would be required to honor the terms of the agreement, including payment of 2.99 times his salary at the rate in effect immediately prior to the termination and provision of substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of Mr. Williams and his dependents and beneficiaries who would have been eligible for such benefits if he had not been terminated for a period of three years.

The employment agreement also provides for a severance payment and other benefits if Mr. Williams is involuntarily terminated within 12 months following a change in control of Home Federal.  The agreement authorizes severance payments on a similar basis if Mr. Williams voluntarily terminates his employment following a change in control because he is assigned duties inconsistent with his position, duties and responsibilities immediately prior to the change in control.  In the event of Mr. Williams’ involuntary termination within 12 months after a change in control, Home Federal Bank must (1) pay to him in a lump sum an amount equal to 2.99 times the base amount, which is his average annual compensation during the five-year period prior to the effective date of the change in control; and (2) provide to Mr. Williams for three years after termination substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of Mr. Williams and his dependents and beneficiaries who would have been eligible for such benefits if he had not been terminated.

Section 280G of the Internal Revenue Code provides that severance payments (either separately or in conjunction with other payments made on account of a change in control) that equal or exceed three times an individual’s base amount will result in the individual receiving “excess parachute payments” if the payments are conditioned upon a change in control.  Individuals receiving parachute payments in excess of 2.99 times of their base amount are subject to a 20% excise tax on the amount by which the value of the individual’s change in control benefits exceed one times the individual’s base amount (the excess parachute payment).  If excess parachute payments are made, we would not be entitled to deduct the amount of these excess payments.  The employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to Mr. Williams will be considered excess parachute payments.

In the event of the death of Mr. Williams while employed under his employment agreement and prior to any termination of employment, Home Federal Bank shall pay to his estate, or such person as he may have previously designated, the salary which was not previously paid to him and which he would have earned if he had continued to be employed under the agreement through the last day of the calendar month in which he died, together with the benefits provided under the employment agreement through that date.

If Mr. Williams becomes entitled to benefits under the terms of the then-current disability plan, if any, of Home Federal or Home Federal Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits, if any, as are then provided by us for executive employees.  In the event of such disability, the employment agreement shall not be suspended, except that (1) the obligation to pay salary will be reduced in accordance with the amount of disability income benefits received by the executive, if any, such that, on an after-tax basis, Mr. Williams shall realize from the sum of disability income benefits and the salary the same amount as he would realize on an after-tax basis from the salary if the obligation to pay the salary were not reduced; and (2) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the committee of the Board, we may discontinue payment of the salary beginning six months following a determination that the executive has become entitled to benefits under the disability plan or otherwise unable to fulfill his duties under the employment agreement.

In addition to potential payments upon termination, Mr. Williams’ employment agreement provides for recovery of payments made after termination if Mr. Williams violates the nonsolicitation, non-raiding of employees, confidentiality or non-defamation clauses in his agreement.

Severance Agreements.  Home Federal Bank entered into change in control severance agreements with each of Messrs. Nadeau, Correa and Johnson, and Ms. Bateman.  On each anniversary of the initial date of the severance agreements, the term of each agreement may be extended for an additional year at the discretion of the Board or an authorized committee of the Board.  The severance agreements provide for a severance payment and other benefits if the executive is involuntarily terminated within 12 months after a change in control of Home Federal.  Each agreement also authorizes severance payments if the executive voluntarily terminates employment within 12 months following a change in control because of being assigned duties inconsistent with the executive’s position, duties, responsibilities and status immediately prior to the change in control.  Under the severance agreements with Messrs. Nadeau and Correa, the severance benefit is equal to 2.99 times the executive’s salary immediately prior to the effective date of the change in control.  Under the agreements with Mr. Johnson and Ms. Bateman, the severance benefit is equal to 2.00 times the executive’s salary.  These amounts will be paid to the executive by Home Federal Bank in a cash lump sum within 25 days after the later of the date of the change in control or the date of the executive’s termination.  Home Federal Bank also will continue to pay, at the same rate described above, the life, health and disability coverage of the executive and his eligible dependents.  Plan benefits are reduced to the extent necessary to avoid the payment of an excise tax under Section 280G of the Internal Revenue Code.  In addition to potential payments upon termination in connection with a change in control, the severance agreements provide for recovery of payments made after termination if the executive violates the nonsolicitation, non-raiding of employees, confidentiality or non-defamation clauses in his or her agreement.

Salary Continuation Agreements.  As described above, we have entered into salary continuation agreements with Messrs. Williams, Nadeau and Correa.  Under these agreements, upon the participant’s normal retirement date (age 65), Home Federal Bank will pay a monthly benefit equal to 50% of the average of the participant’s final 36 months of base salary (the final salary benefit).

The salary continuation agreements provide a reduced monthly benefit if the participant terminates employment as a result of early retirement (before age 65).  The early retirement benefit is the participant’s vested accrual balance.  Vesting occurs at a rate of ten percent per plan year.  The agreements also provide a disability benefit, which is the same as the early retirement benefit except that the accrual balance is fully vested.  In the event of a qualifying change in control, participants receive one hundred percent of the accrual balance as of the end of the month prior to the change in control, payable in 180 monthly installments commencing the month after the participant reaches normal retirement age. Interest is credited at a rate of 7.50% compounded monthly on the unpaid Accrual Balance.  Plan benefits may be reduced to the extent necessary to avoid the payment of an excise tax under Section 280G of the Internal Revenue Code.  Under the agreements with Messrs. Williams and Nadeau, in the event of the participant’s death, the participant’s beneficiary would receive the participant’s projected benefit.  The participant’s projected account is the final benefit the participant would have received had the participant attained age 65, assuming a 4% annual increase in the participant’s base salary.  The final benefit paid in connection with a participant’s normal retirement will be paid in monthly payments over 180 months and other payments based on accrual balances will be paid over 180 months, with interest credited on unpaid amounts at 7.50% per year.  Final benefits begin upon the participant’s termination of service after the participant’s death or disability.  Final salary benefits paid on account of early retirement begin upon the participant’s attainment of age 65.  The participant’s deferral account balance will be paid in a lump sum within 60 days of the participant’s termination of employment.

Equity Plans.  The Home Federal Bancorp, Inc. 2005 Stock Option and Incentive Plan, 2005 Recognition and Retention Plan and 2008 Equity Incentive Plan provide for accelerated vesting of awards in the event of a change in control.  If a tender offer or exchange offer (other than such an offer by Home Federal) is commenced, or if a change in control has occurred, unless the award agreement provides otherwise, all awards granted and not fully exercisable shall become exercisable in full upon the happening of such event.  The plans also provide for accelerated vesting of awards in the event of a participant’s death or disability.  If the employment of any of our named executive officers had been terminated as of December 31, 2012, by reason of either death or disability, the value of accelerated vesting of restricted stock awards would be as shown in the table above.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Tinstman, Hedemark, Navarro and Stamey.  No members of this Committee were officers or employees of Home Federal or any of its subsidiaries during the year ended December 31, 2012 and the transition period from October 1, 2011, through December 31, 2011, nor were they formerly officers or had any relationships otherwise requiring disclosure.

Compensation Policies and Risk

As noted earlier, we undertook a review of our incentive compensation plans during fiscal year 2012 in order to determine if there were components in the plans that are likely to have a material adverse effect on Home Federal. Generally, we believe a key enticement that could provide an incentive for undue risk-taking is the overall size of the incentive award.  We believe the overall size and maximum payouts of our incentive awards are reasonable and are not set at such a level that would entice our executives to undertake material risk beyond our Board’s tolerance.  Additionally, we have implemented an enterprise risk management program with routine reporting to the Audit and Risk Management Committee of the Board of Directors that we believe provides the Board with timely status of the overall risk position and direction of the Company.

The line of business that most likely could have a material adverse effect on the performance of Home Federal is our commercial lending line of business.  Credit risk is the most significant risk exposure we undertake in our industry. In addition to limiting the maximum payout awards to reasonable and prudent levels, we have also designed our internal control environment to provide for segregation of key controls that reduces the likelihood of undue risk taking.  For example, while our commercial lending team has individual and team-level production goals that provide the targets for a component of the Commercial Banking Incentive Plan, our commercial relationship managers do not have lending authority.  Rather, lending policy development and concentration monitoring, as well as the review and approval for new loans, has been delegated to our Credit Administration team, thereby segregating credit risk assumption from incentive-based loan production.  The Credit Administration team is included in our annual cash incentive program, which is not driven by loan production.  While revenues and profitability are performance metrics in the annual incentive plan, we have also included nonperforming assets as a performance  metric, which mitigates volume-driven loan origination risk.

We have implemented a 25% holdback on incentive awards earned under the Commercial Banking Incentive Plan.  In order for the holdback to be earned, the loans originated during the current fiscal year must not be a classified asset in the next fiscal year.  Awards may be reduced or eliminated based on loan charge-offs, loan delinquencies or downgrades in the risk rating of the commercial relationship manager's loan portfolio.

Our annual cash incentive plan is described in greater detail in the section, “Elements of Compensation – Annual Cash Incentive.”  In general, we have implemented a one-year holdback for cash incentive awards that are dependent upon Home Federal’s performance in the subsequent year.  If certain of the performance metrics are not met in the following year, the holdback award is not paid.  Additionally, the annual cash incentive plan requires Home Federal Bank and Home Federal to be in good standing with regulators for any incentive to be earned.  We believe these components mitigate short-term risk-taking.

Our Compensation Committee also has discretion in granting awards under the annual cash incentive plan.  For example, in fiscal year 2012, Home Federal met the “income before income taxes and incentive compensation” performance metric at the “Maximum” level under the plan, which entitled employees and the named executives to an award equal to 75% of the Maximum level incentive, subject to the 25% holdback.  However, in light of Home Federal’s results of operations, the Compensation Committee determined that an award payment should be made at the “Target” level, even though a performance metric was met that supported a greater award.  We believe this exemplifies the commitment and resolve of the Compensation Committee and the Board of Directors to ensure that the interests of stockholders are considered before granting incentive-based awards to the named executive officers.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are required to include in this proxy statement and present at the meeting a non-binding stockholder resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the compensation of Home Federal’s executives as disclosed in this proxy statement.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the stockholders approve the compensation of Home Federal’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Home Federal’s proxy statement for the 2013 annual meeting of stockholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies is to attract and retain key executives who are highly qualified and vital to our long-term success, in order to enhance long-term stockholder value.  We believe that our compensation policies are strongly aligned with the long-term interests of our stockholders and that our compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size and complexity.  In determining how to vote on this proposal, the Board requests that you consider the following factors:

•	Home Federal expanded its footprint by successfully integrating the assets and liabilities acquired from two failed financial institutions in FDIC-assisted transactions;

•	the Company’s management has repositioned the business to that of a commercial bank;

•
the total return of Home Federal’s common stock has outperformed the Russell 2000 Index and the SNL Bank Index, which is a broad index of Home Federal’s peers, between December 31, 2007, and December 31, 2012;

•
the Company’s equity compensation plans align the compensation of its executive officers with stockholder returns through stock and option awards and the Compensation Committee does not believe such awards are excessive;

•	the Company’s management team has protected Home Federal’s capital and managed the organization through one of the most severe financial and economic crises in modern times; and

•
Home Federal’s Board of Directors believes that the base compensation levels for the Company’s executives are aligned with Home Federal’s peers and that the Company’s incentive compensation programs are conservative, both in performance metrics and the nominal level of potential incentive to be earned, and do not entice management to take on undue risk or engage in behavior that could jeopardize Home Federal’s safety and soundness.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement.

REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE

The following Report of the Audit and Risk Management Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Home Federal specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for (1) preparing Home Federal’s financial statements so that they comply with generally accepted accounting principles and fairly present the financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting.  The Audit and Risk Management Committee’s responsibility is to monitor and oversee these processes.  In furtherance of its role, the Audit and Risk Management Committee has periodic reviews of Home Federal’s internal controls and areas of potential exposure, such as litigation matters.  The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.

The Audit and Risk Management Committee reports as follows with respect to Home Federal’s audited financial statements for the fiscal year ended December 31, 2012, and the transition period from October 1, 2011, though December 31, 2011:

•	The Audit and Risk Management Committee has reviewed and discussed the audited financial statements with management;

•
The Audit and Risk Management Committee has discussed with the independent registered public accounting firm, Crowe Horwath LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
The Audit and Risk Management Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Management Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•
The Audit and Risk Management Committee has, based on its review and discussions with management of the 2012 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Home Federal’s audited financial statements for the year ended December 31, 2012, and the transition period from October 1, 2011, though December 31, 2011, be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit and Risk Management Committee:

Richard J. Navarro (Chairman)
Brad J. Little
Robert A. Tinstman
James R. Stamey

 PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT
OF REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit and Risk Management Committee of the Board of Directors has appointed Crowe Horwath LLP as the independent registered public accounting firm to audit Home Federal’s financial statements for the fiscal year ending December 31, 2013.  Crowe Horwath LLP served as Home Federal’s independent auditor for the fiscal year ended December 31, 2012. In making its determination to appoint Crowe Horwath LLP as the independent auditor for the 2013 fiscal year, the Audit and Risk Management Committee considered whether the providing of services (and the aggregate fees billed for those services) by Crowe Horwath LLP, other than audit services, is compatible with maintaining the independence of the independent auditor. You are asked to ratify the appointment of Crowe Horwath LLP at the annual meeting.  If the appointment of Crowe Horwath LLP is not ratified by our stockholders, the Audit and Risk Management Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe Horwath LLP.

The Audit and Risk Management Committee operates under a written charter adopted by the Board of Directors.  In fulfilling its oversight responsibility of reviewing the services performed by Home Federal’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm.  The Audit and Risk Management Committee discussed with Crowe Horwath LLP the overall scope and plans for the audit, and the results of the audit for fiscal year 2012 and the transition period from October 1, 2011, through December 31, 2011.  The Committee also reviewed and discussed with Crowe Horwath LLP the fees paid, as described below, and determined the fees billed for services was compatible with Crowe Horwath LLP maintaining their independence.

A representative of Crowe Horwath LLP is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the  appointment of Crowe Horwath LLP as the independent registered public accounting firm for Home Federal for the fiscal year ending December 31, 2013.

Audit Fees

The following table sets forth the aggregate fees billed to Home Federal and Home Federal Bank by Crowe Horwath LLP for professional services rendered for the fiscal year ended December 31, 2012, the transition period from October 1, 2011, though December 31, 2011 and the fiscal year ended September 30, 2011.

	Year Ended December 31, 2012	October 1, 2011 through December 31, 2011	Year Ended September 30, 2011

Audit Fees	$382,500	$151,495	$345,000
Audit-Related Fees	--	--	--
Tax Fees	67,875	65,180	60,000
All Other Fees	--	--	1,175

Pre-approval Policy

It is the policy of the Audit and Risk Management Committee to pre-approve all audit and permissible non-audit services to be provided by the registered public accounting firm and the estimated fees for these services.  Pre-approval is typically granted by the full Audit and Risk Management Committee.  In considering non-audit services, the Audit and Risk Management Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm.  For the year ended December 31, 2012 and the transition period from October 1, 2011, through December 31, 2011, the Audit and Risk Management Committee approved all, or 100%, of the services provided by Crowe Horwath LLP that were designated as audit fees, audit-related fees, tax fees and all other fees as set forth in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of Home Federal’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC.  Specific due dates for these reports have been established by the SEC and we are required to disclose in this proxy statement any late filings or failures to file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the fiscal year ended December 31, 2012, and the transition period from October 1, 2011, through December 31, 2011, all filing requirements applicable to our reporting officers, directors and greater than 10% stockholders were properly and timely complied with.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at the executive office at 500 12th Avenue South, Nampa, Idaho 83651, no later than December 16, 2013.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, and as with any stockholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

To be considered for presentation at next year’s annual meeting, although not included in the proxy materials for that meeting, any stockholder proposal must be stated in writing and received at our executive office by not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting and not earlier than the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting.  As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person’s name, age, business address and number of shares of common stock held, a written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and certain other information regarding the stockholder giving such notice.  The notice with respect to business proposals to be brought before the annual meeting must state the stockholder’s name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the stockholder in the proposal.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this proxy statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies.  In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation.  We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our 2012 Annual Report to Stockholders, including financial statements, on Form 10-K has been mailed to all stockholders of record as of the close of business on the record date.  Any stockholder who has not received a copy of the Form 10-K may obtain a copy by writing to the Secretary, Home Federal Bancorp, Inc., 500 12th Avenue South, Nampa, Idaho 83651.  The Form 10-K is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Eric S. Nadeau

Eric S. Nadeau Secretary

Nampa, Idaho
April 15, 2013

REVOCABLE PROXY
HOME FEDERAL BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2013

The undersigned hereby appoints the Board of Directors of Home Federal Bancorp, Inc. (the “Company”) with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders, to be held at the Silverstone Corporate Plaza, located at 3405 East Overland Road, Meridian, Idaho, on Friday, May 24, 2013, at 3:00 p.m., local time, and at any and all adjournments thereof, as follows:

FOR ALL
		FOR	WITHHELD	EXCEPT
1.	The election as director of the nominees listed below for	[ ]	[ ]	[ ]
a three-year term (except as marked to the contrary below).

James R. Stamey
Robert A. Tinstman

INSTRUCTION: To withhold authority to vote
for any individual nominee, mark “For All Except” and
write that nominee’s name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	Advisory (non-binding) approval of executive compensation as disclosed in the proxy statement.	[ ]	[ ]	[ ]

3.	The ratification of the appointment of Crowe Horwath LLP as independent registered public accounting firm for the fiscal year ending December 31, 2013.	[ ]	[ ]	[ ]

4.	In their discretion, upon such other matters as may
properly come before the meeting.

The Board of Directors recommends a vote FOR the listed propositions.

This proxy also provides voting instructions to the trustees of the Home Federal Bancorp, Inc. 401(k) and Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the propositions stated.  If any other business is presented at the meeting, this proxy will be voted by the Board of Directors in its best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.  This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement dated April 15, 2013, and the 2012 Annual Report to Stockholders on Form 10-K.

Dated: _____________________, 2013

_______________________________________	_______________________________________
PRINT NAME OF STOCKHOLDER	PRINT NAME OF STOCKHOLDER

_______________________________________	_______________________________________
SIGNATURE OF STOCKHOLDER	SIGNATURE OF STOCKHOLDER

Please sign exactly as your name appears on the enclosed card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.